Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES COMPREHENSIVE REFINANCING OF
ITS TERM LOAN INDEBTEDNESS AND PLANS FOR ADDITIONAL RIG REACTIVATIONS

HOUSTON, TEXAS, March 18, 2022 / PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today announced that it has entered into a comprehensive refinancing of its term loan indebtedness pursuant to the private placement of $157.5 million aggregate principal amount of Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 (the “Notes”) to affiliates of MSD Partners, L.P. and Glendon Capital Management L.P.

Proceeds from the private placement of the Notes will be used to repay all of the Company’s outstanding indebtedness under its term loan credit agreement, to pay final merger consideration to the prior equity holders of Sidewinder Drilling LLC, to fund capital expenditures for future rig reactivations and for general working capital purposes.

A conference call for investors will be held Monday, March 21, 2022, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) to discuss the refinancing transaction. Details are provided below.

Highlights of the Notes and Refinancing

•	Principal: $157.5 million initial principal amount of Notes, with an uncommitted right to sell an additional $7.5 million of Notes upon the request of the Company following stockholder approval of certain matters summarized below (the “Stockholder Approval”)

•	Maturity Date: March 18, 2026

•	Cash Interest Rate: Secured Overnight Financing Rate (“SOFR”) +12.5%

•	Payment in Kind (“PIK”) Interest: Option to PIK interest for 18 months at an initial rate of SOFR +14%, and following the Stockholder Approval, the right to PIK interest for the entire term of the Notes at a reduced interest rate of SOFR +9.5%

•	Optional Holder Conversion: Effective conversion price of $5.07 per share, lowering to $4.51 per share following the Stockholder Approval, representing an 8% premium and 4% discount, respectively, to the last closing price for the Company’s common stock on March 17, 2022, and a 35% and 20% premium, respectively, to the 60-day average closing price for the Company’s common stock

•	Optional Company Redemption Right: The Company has the right to redeem up to $50 million of Notes during the 18 months following the issue date of the Notes, as more fully described below

•	Minimal financial covenants

Anthony Gallegos, President and Chief Executive Officer of ICD commented “We are extremely excited about what this transaction means for ICD, our stockholders and other stakeholders. This transaction is the final piece of the puzzle to ensure ICD has the necessary runway to achieve our financial and operational goals. We believe the future of our Company and our outlook have never been brighter. At ICD, we are fortunate to have supportive capital partners that truly understand and are constructive on the oil and gas industry, the land drilling sector and the ICD story.

This refinancing checks all of the boxes we wanted to achieve. It extends maturities. It bolsters near-term liquidity. It provides capital to execute our business plan and untap the value we believe is imbedded in our operating fleet. It creates a capital structure that facilitates deleveraging. Most importantly, it maintains existing value and potential upside for our existing stockholders.

Looking forward, we believe our new capital structure provides us access to the capital we need to execute on the reactivation opportunities in front of us. Super-spec rig supply is extraordinarily tight, especially for rigs meeting our 300 series specifications. The next seven rigs we plan to reactivate are all 300 series rigs, and with this refinancing complete, I am pleased to announce our plans to reactivate at least three of these 300 series rigs by year end, and we will look for additional opportunities for the remaining four 300 series rigs as we enter 2023. We expect these opportunities, as well as expanding dayrates and margins across our fleet, will drive meaningful free cash flow generation and returns on invested capital.”

Certain Material Terms of the Note and Refinancing

The Notes and Indenture

Maturity Date

The Notes will mature on March 18, 2026.

Interest

The Notes will have a cash interest rate of SOFR +12.5%. The Company has the option to pay interest in kind (“PIK”). The Notes will have an initial PIK interest rate of SOFR +1400bps. The PIK interest rate will decrease to SOFR +950bps upon approval of certain matters by the Company’s stockholders as described below (the “Stockholder Approval”). Initially, the Company will have the option to PIK interest for a period of 18 months, and following the Stockholder Approval, for the entire term of the Notes.

Note Holders’ Optional Right to Convert All or Part of the Notes

The Indenture governing the Notes permits holders to convert Notes at any time following the issue date of the Notes.

The initial conversion price is $5.07 per share, and following the Stockholder Approval, the conversion price will decrease to $4.51 per share.

The Company’s Right to Redeem Up to $50 million Principal Amount of Notes

During the six months immediately following issuance of the Notes, the Company has the right to redeem up to $25 million principal amount of Notes at 105% plus accrued interest; and during the period between the first six months and 18 months from the Notes issue date, the Company has the right to redeem up to an additional $25 million of Notes at 104% plus accrued interest (the “Optional Redemption Rights”). These optional redemptions are required to be made from proceeds from sales of the Company’s common stock at a price equal to at least the conversion price under the Notes. The Company believes this feature provides meaningful opportunities to reduce leverage while at the same time reducing potential dilution upon conversion of the Notes.

Limitation on Holders’ Right to Convert Notes if Conversion Would Result in Beneficial Ownership of More Than 19.9% of the Company’s Outstanding Common Stock Following Conversion

Under the Indenture, a noteholder is not entitled to receive shares of common stock upon conversion of any Notes to the extent the aggregate number of shares of common stock that may be acquired by such noteholder upon conversion of Notes, when added to the aggregate number of shares of common stock deemed beneficially owned, directly or indirectly, by the noteholder would exceed 9.9% or 19.9% of the total issued and outstanding shares of the Company’s common stock, with the applicable percentage based upon the election of the noteholder (the “Restricted Ownership Percentage”). In lieu of any shares of common stock not delivered to a converting noteholder by operation of the Restricted Ownership Percentage limitation, the Company will deliver to such noteholder pre-funded warrants in respect of an equal number of shares of common stock.

Company’s Mandatory Obligation to Offer to Redeem Notes

The Company is obligated to offer to redeem Notes at par in principal amounts of $5.0 million on each of June 30, 2023, September 30, 2023, and December 31, 2023, and in principal amounts of $3.5 million on each of March 31, 2024, June 30, 2024 and September 30, 2024. The noteholders are not obligated to accept the mandatory offer to redeem. To the extent the Company exercises its Optional Redemption Rights described above during the initial 18 months following issuance of the Notes, the Company’s mandatory obligation to offer to redeem the Notes is extinguished by the amount of such prior redemptions.

Company’s Right to Mandatorily Convert Notes upon a Qualified Merger Transaction

The Indenture governing the Notes permits the Company to mandatorily convert the Notes into shares of the Company’s common stock upon consummation of a merger or related transaction with a Qualified Acquiror (as defined). A “Qualified Acquiror” means any entity that (i) has its common equity listed on the New York Stock Exchange, the NYSE American, Nasdaq Global Market or Nasdaq Global Select Market, or Toronto Stock Exchange, (ii) has an aggregate equity market capitalization of at least $350,000,000, and (iii) has a “public float” (as defined in Rule 12b-2 under the Securities Act) of at least $250,000,000. In connection with any conversion of equity pursuant to a merger or related transaction with a Qualified Acquiror, the Company also is required to satisfy a multiple of invested capital (“MOIC”) after taking into account cash and PIK interest paid, initially equal to 1.45x the amount of original issuance notes, reducing to 1.35x following the Stockholder Approval.

Stockholder Approval

The Company has agreed to submit two matters for approval of its stockholders at the 2022 Annual Meeting of Stockholders: (i) an amendment to increase the number of shares of common stock authorized under its certificate of incorporation to 250,000,000 shares and (ii) the issuances of common stock pursuant to all terms under the Indenture, including a decrease the noteholder’s optional conversion price for the Notes from $5.07 per share to $4.51 per share. The Board of Directors of the Company has unanimously approved the transaction and will recommend stockholders vote in favor of each of the proposals. The Company has also received a voting and support agreement from its largest stockholder, as well as its directors, officers and the noteholders, supporting these stockholder proposals.

Following approval of these matters by the Company’s stockholders:

•	the Company will have the right, at its option, to PIK interest under the Notes for the entire term of the Notes;

•	the PIK interest rate will reduce from SOFR +1400bps to SOFR +950bps;

•	The noteholders’ optional conversion price will reduce from $5.07 per share to $4.51 per share; and

•	The MOIC required to be met with respect to a merger or related transaction with a Qualified Acquiror will be reduced from 1.45x to 1.35x.

Fee Letter

In connection with the structuring and placement of the Notes, the Company entered into a fee letter with affiliates of MSD Partners, L.P. and with Glendon Capital Management, L.P. pursuant to which the Company will issue 2,268,000 shares of the Company’s common stock as a structuring fee. The structuring fee shares are being issued concurrent with the closing of the placement of the Notes. Based on the closing price of the Company’s common stock of $4.68 on March 17, 2022, these shares represent approximately 7% of the initial principal amount of the Notes.

Board of Directors

In connection with the issuance of the Notes, the Company has agreed to increase the size of its board of directors from five to seven. Four of the Company’s existing directors will remain, while the noteholders will appoint two directors. The two designees of such noteholders will be entitled to designate the third director, subject to review and approval by the Company’s Nominating and Governance Committee. At least one of these three directors appointed is required to be an independent director.

Effective as of the closing date on March 18, 2022, the Company has approved the appointment of Christopher M. Gleysteen and Vincent J. Cebula as designee directors. Matthew Fitzgerald has agreed to resign from the Board of Directors effective on the issue date of the Notes, and his vacancy will be filled with a director nominated by the designee directors.

Advisors

Piper Sandler & Co. served as the exclusive financial advisor and Sidley Austin LLP served as legal advisor for the Company on the transaction.

Conference Call Details

A conference call for investors will be held Monday, March 21, 2022, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time).

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 7991659. The replay will be available until March 28, 2022.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211

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